Exhibit 99.1

Accelr8 Announces Industry Agreement for
Technology Evaluation Project

DENVER, Colo., June 17, 2010 - Accelr8 Technology Corporation (NYSE Alternext US: AXK) today announced that it signed a technology evaluation agreement for its BACce1TM rapid diagnostic system with a global diagnostics company.  The short-term agreement includes an option for a license to complete product development, obtain regulatory approvals, and produce and market innovative diagnostic products based on the technology in global markets.  The agreement calls for an initial payment plus scheduled payments of additional funds until completion of data evaluation.

The project incorporates analysis of data being collected in pre-clinical and pilot studies already initiated at the Denver Health Medical Center, and at the Barnes-Jewish Hospital in St. Louis (the Washington University in St. Louis School of Medicine).  In addition, Accelr8 will share data and materials related to its ongoing development of advanced tests for antibiotic resistance detection.

The company also released results from its presentation at the annual General Meeting of the American Society for Microbiology (ASM) in San Diego on May 24.  The study was co-authored by principal investigators at Denver Health, Barnes-Jewish, and Accelr8.  The investigators performed quantitative identification of three major "superbug" species and strains added to respiratory specimens from ICU patients.  The study addressed the three major species that cause about half of serious hospital-acquired infections (HAI) and are prone to acquire multiple mechanisms of antibiotic resistance.  The 2-hour test, directly from specimen, achieved quantitative accuracy equal to that of the standard culture reference method.  Identification sensitivity and specificity ranged from 90% to 100% with different organisms.

The company further announced its acceptance to present another new study in September at the 50th ICAAC (Interscience Conference for Antimicrobial Agents and Chemotherapy, www.icaac.org).

According to David Howson, Accelr8's president, "we are very pleased to have a global industry leader evaluate our technology with the intent to commercialize it.  This level of interest helps to validate our choice of markets for our breakthrough technology platform.  The studies already started at our two collaborating institutions will integrate smoothly into the new plan.  The funding is sufficient to achieve the project objectives."

"At this year's ASM" Howson continued, "we confirmed the continuing lack of any competing technology.  Unlike other new technologies that only identify organisms, or only detect two or three resistance types, our system detects all of the organisms and resistance types that most often cause therapy to fail.  Our data once again set a new standard for same-day, culture-free analysis of the most dangerous pathogens.  The complex materials in real specimens can powerfully interfere with direct, culture-free analysis, and we've overcome that critical hurdle."

"We will now advance our tests over the next eight months to detect highly threatening new types of resistance that defeat standard laboratory tests.  These tests use sophisticated analyses that are also valuable for new drug development.  We're demonstrating with hard data the potential to uniquely address the antibiotic resistance crisis that confronts the healthcare system with 'unsustainable' demands, according to leading epidemiologists," he concluded.

About Accelr8

Accelr8 Technology Corporation (www.accelr8.com) is a developer of innovative materials and instrumentation for advanced applications in medical instrumentation, basic research, drug discovery, and bio-detection.  Accelr8 is developing a rapid analytical platform for infectious pathogens, the BACce1TM system, based on its innovative surface coatings, assay processing, and detection technologies.  In addition, Accelr8 licenses certain of its proprietary technology for use in applications outside of Accelr8's own products.

Certain statements in this news release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission.  Accelr8 does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

Contact

John Metzger, of Metzger Associates
+1.303.786.7000, ext. 2202 iohn@metzger.com

OR

Tom Geimer, of Accelr8 Technology Corp.
+1.303.863.8088
tom.geimer@accelr8.com